Exhibit 99.1

Unicycive Therapeutics Strengthens Board of Directors with Appointment of
Sara Kenkare-Mitra, PhD

- Appointment adds decades of drug development experience from a seasoned executive –

LOS ALTOS, California, September 6, 2023 -- Unicycive Therapeutics, Inc. (Nasdaq: UNCY), a clinical-stage biotechnology company developing therapies for patients with kidney disease (the “Company or “Unicycive”), today announced the appointment of Sara Kenkare-Mitra, PhD to the Company’s Board of Directors, effective September 6, 2023. As a veteran of the biotech and pharmaceutical industry, we believe Sara’s leadership and experience in drug development spanning more than 25 years will significantly help bolster Unicycive’s future growth.

“We are thrilled to welcome Dr. Kenkare-Mitra to our Board of Directors and know that her extensive drug development and corporate leadership experience will make an immediate impact here at Unicycive,” said Shalabh Gupta, MD, Chief Executive Officer. “Sara adds a broad skill set to our Board with leadership expertise spanning research, preclinical and clinical development, translational medicine, manufacturing, and regulatory. Importantly, she has played a key role in the filing of more than 100 investigational new drug (IND) and clinical trial applications and worked on 11 drug approvals in multiple diseases. Sara’s appointment comes at a crucial time for Unicycive as we advance oxylanthanum carbonate towards filing of a new drug application and prepare to file an IND for UNI-494.”

Dr. Kenkare-Mitra, added, “I am honored to join the Unicycive Board of Directors to help advance the company’s purpose-driven strategy to solve the most pressing unmet medical needs in renal diseases. I look forward to helping Unicycive with my expertise and experience in preclinical and clinical development and navigating the regulatory landscape as the organization advances their assets.”

Sara Kenkare-Mitra, PhD is currently President and Head of Research and Development at Alector where she leads all aspects of the company’s R&D efforts in neurodegeneration, including oversight of the research, development, clinical, manufacturing, regulatory, and related functions. Prior to joining Alector, Dr. Kenkare-Mitra held roles of increasing responsibility at Genentech over the course of 23 years serving most recently as Senior Vice President, Development Sciences in Genentech’s research and early development unit. During her tenure at Genentech, she led a large, integrated global organization of approximately 650 employees, and played a key role in the filing of more than 100 Investigational New Drug (IND)/clinical trial applications around the world, and the approval of 11 medicines for diverse diseases, including cancers and neurological diseases. Her team also enabled the successful development and approval of over 15 companion diagnostics.

Dr. Kenkare-Mitra received her PhD in Pharmaceutical Chemistry from the University of California, San Francisco (UCSF), where she also stayed on as a Post-Doctoral Fellow in the school of medicine and also completed a Fellowship in Clinical Pharmacology before joining Genentech. Dr. Kenkare-Mitra also holds adjunct faculty positions in the Department of Bioengineering and Therapeutic Sciences at UCSF and at the University of the Pacific in Stockton. She is an elected member of the National Academy of Medicine (NAM) and elected fellow of Association for the Advancement of Science (AAAS). She has been widely recognized for her work and leadership in the industry with awards such as the American Association of Pharmaceutical Scientists’ Alice E. Till Advancement of Women in Pharmaceutical Sciences Recognition, Endpoints’ 20 Most Extraordinary Women in Biopharma, Fierce Pharma’s Fiercest Women in the Life Sciences, and the University of California, San Francisco’s Distinguished Alumnus of the Year. She has served as a board member of the Genentech foundation and the Association of Women in Science (AWIS).

About Unicycive Therapeutics

Unicycive Therapeutics is a biotechnology company developing novel treatments for kidney diseases. Unicycive’s lead drug candidate, oxylanthanum carbonate (OLC), is a novel investigational phosphate binding agent being developed for the treatment of hyperphosphatemia in chronic kidney disease patients on dialysis. UNI-494 is a patent-protected new chemical entity in late preclinical development for the treatment of acute kidney injury. For more information, please visit Unicycive.com.

Forward-looking statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Unicycive’s expectations, strategy, plans or intentions. These forward-looking statements are based on Unicycive’s current expectations and actual results could differ materially. There are several factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; risks related to business interruptions, which could seriously harm our financial condition and increase our costs and expenses; dependence on key personnel; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and other factors described more fully in the section entitled ‘Risk Factors’ in Unicycive’s Annual Report on Form 10-K for the year ended December 31, 2022, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Unicycive specifically disclaims any obligation to update any forward- looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

ir@unicycive.com

(650) 900-5470

SOURCE: Unicycive Therapeutics, Inc.